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EXHIBIT 5

                              [RICHARD A. MATA, ESQ.]

                                  May 20, 2002

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

     Re:     Senior Care Industries, Inc.

Ladies and Gentlemen:

     This office represents Senior Care Industries, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of up to 4,300,000 shares by certain selling shareholders in accordance with options granted under the terms of the 2001 Stock Option Plan to officers and directors of the Registrant as well as persons who provided consulting services to the Registrant and the selling shareholders (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                           Very truly yours,

                           /s/ Richard A. Mata
                           ----------------------
                           Richard A. Mata
                           General Counsel to Senior Care Industries, Inc.